Exhibit 99.1

Contact:	Jeremy W. Smeltser (Investors)
704-752-4478
E-mail: investor@spx.com

Tina L. Betlejewski (Media)
704-752-4454
E-mail: spx@spx.com

SPX ANNOUNCES MANAGEMENT CHANGES

CHARLOTTE, NC — December 21, 2005 - SPX Corporation (NYSE:SPW) today announced that its Board of Directors has appointed Kevin L. Lilly as Vice President, Secretary and General Counsel and an officer of the company effective January 1, 2006.  Mr. Lilly succeeds Ross B. Bricker who has chosen to leave the company to return to private law practice.

Mr. Lilly, 52, joined SPX Corporation in 2003 as General Counsel for the company’s publicly traded subsidiary, Inrange Technologies Corporation.  Following the sale of Inrange, he was named Group General Counsel for the technical and industrial systems businesses.  Most recently he was Associate General Counsel for SPX Business Operations.

Mr. Lilly’s 22 years of experience prior to joining SPX include positions as partner in the Corporate Department at Archer & Greiner, Haddonfield, New Jersey, partner with the Commercial Litigation and Corporate Departments at Jamieson, Moore, Peskin & Spicer, Princeton, New Jersey, and Staff Attorney for the United States Court of Appeals for the Seventh Circuit in Chicago.  A graduate of the University of Notre Dame, he holds a Bachelor of Arts degree in government and received his Juris Doctorate degree from the Notre Dame Law School.

Chris Kearney, President and CEO of SPX said, “Kevin Lilly has been a key member of the SPX legal team and has a very strong background that will enable him to quickly transition to his new role.  Ross will actively support Kevin during his transition and continue to work with SPX as one of our lead outside litigation counsel.  We appreciate Ross’s many contributions to the company and we look forward to continuing to work with him.”

The company also announced today that Robert B. Foreman has been promoted to Executive Vice President, Human Resources and Asia.  In addition to his current responsibilities for the global human resource function, Mr. Foreman will now add responsibility for the company’s business development and corporate services in Asia.

Mr. Foreman joined SPX in 1999 as Vice President of Human Resources and an officer of the company.  Previously he spent 14 years with PepsiCo, in many capacities across 25 countries throughout Asia, the Middle East and Africa.

Nina Liu, Vice President of Human Resources, Asia, has been promoted to Managing Director SPX Asia Corporate Services.  In this new role, Ms. Liu will be based in Shanghai and will oversee all corporate services in Asia, including human resources.  She joined SPX in 2003 from PepsiCo where she spent 8 years, primarily with the Frito-Lay business, establishing its snack food business in China.

Mr. Kearney said, “Bob Foreman has been instrumental in establishing and supporting the SPX corporate office in Shanghai and our growth in China.  Nina is a native of China and an excellent human resource practitioner.  Together Bob and Nina are both well versed in doing business in Asia and will work to expand our business there while providing the required services to support our global growth.”

SPX Corporation is a leading global provider of flow technology, test and measurement solutions, thermal equipment and services and industrial products and services.  For more information visit the company’s web site at www.spx.com.

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